Sheet1

Merrill Lynch U.S. Treasury Money Fund
File Number: 811-2752
CIK Number: 869663
For the Period Ending: 11/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the twelve-month period ended November 30, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/01/2000	$4,000	U.S. Treasury Note	8.875%	05/15/2000
09/13/2000	700	U.S. Treasury Bills	5.915	12/07/2000
10/12/2000	378	U.S. Treasury Bills	5.965	12/07/2000
10/31/2000	748	U.S. Treasury Bills	6.010	01/18/2001

Last Updated on 01/26/2001
By Win95 User